News

DENBURY REPORTS FIRST QUARTER 2015 RESULTS

PLANO, TX – May 6, 2015 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced adjusted net income(1) (a non-GAAP measure) of $23 million for the first quarter of 2015, or $0.07(1)(2) per diluted share. On a GAAP basis, the Company recorded a net loss of $108 million, or $0.31 per diluted share, on quarterly revenues of $304 million. Adjusted net income(1) for the first quarter of 2015 differs from GAAP net income due to the exclusion of (1) a $146 million (pre-tax) write-down of oil and natural gas properties and (2) a $65 million (pre-tax) loss on noncash fair value adjustments on commodity derivatives(1) (a non-GAAP measure).

Sequential and year-over-year comparisons of selected quarterly financial items are shown in the following table:

	Quarter Ended
(in millions, except per share amounts)	March 31, 2015	Dec. 31, 2014	March 31, 2014
Revenues	$304	$480	$635
Net income (loss)	(108)	364	58
Adjusted net income(1) (non-GAAP measure)	23	93	89
Net income (loss) per diluted share	(0.31)	1.04	0.17
Adjusted net income per diluted share(1)(2) (non-GAAP measure)	0.07	0.27	0.25
Cash flows from operations	138	338	215
Adjusted cash flows from operations(1)(3) (non-GAAP measure)	195	350	289

Adjusted net income(1) for the first quarter of 2015 decreased $70 million on a sequential-quarter basis and $66 million when compared to the prior-year first quarter. The differences in both periods were primarily due to decreases in oil revenues as a result of significantly lower realized oil prices, partially offset by higher cash receipts on settlement of derivative contracts and reductions in operating expenses. Adjusted cash flows from operations(1)(3) (a non-GAAP measure) for the first quarter of 2015 decreased $155 million on a sequential-quarter basis and $94 million when compared to the prior-year first quarter as a result of the same items that drove changes in adjusted net income(1). The sequential-quarter change

(1)
A non-GAAP measure. See accompanying Schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

(2)	For the three months ended March 31, 2015, calculated using average diluted shares outstanding of 352.1 million.

(3)	Adjusted cash flow from operations reflects cash flow from operations before working capital changes but is not adjusted for nonrecurring items.

was further impacted by a change in current income taxes, as we recorded a $43 million current income tax benefit in the fourth quarter of 2014 due to the recognition of reinstated bonus depreciation.

MANAGEMENT COMMENT

Phil Rykhoek, Denbury’s President and CEO, commented, “We are pleased with our first quarter results, as they were generally in line or better than our expectations. We were particularly pleased with the reductions we have seen in our base lease operating costs, which on a per-barrel basis were down 7% sequentially and down 18% from year-ago levels. As expected, our total and tertiary production were essentially flat compared to levels in the fourth quarter of 2014. Based on our production levels for the first quarter of 2015 and our estimates for the remainder of the year, we feel confident that our original guidance for the full year is achievable. Our innovation and improvement teams have uncovered additional ways to reduce costs and boost operational efficiency, and although many of these will take time to be realized, there are some ideas that are providing near-term benefits. We are more than half complete with our detailed asset-level reviews, and we are encouraged by the findings and accomplishments thus far.

“We recently completed our borrowing base redetermination with the lenders under our bank credit facility and amended certain financial covenants in our bank agreement in order to provide us more flexibility if oil prices continue to remain low over the next several years. Due to the lower oil prices used by our banks in their evaluation, our borrowing base was reduced from $3.0 billion to $2.6 billion; however, as we have historically only asked for lender commitments of $1.6 billion, this reduction has no impact on our liquidity. More importantly, we have worked with our lenders to adjust certain covenants, primarily our debt to EBITDAX coverage limit, to put us in a much better covenant position for the next several years if oil prices remain at relatively low levels, while still providing us access to our $1.6 billion credit facility. Although we currently have no issues meeting our covenants, we believe this should provide us adequate flexibility to manage through this lower oil price environment and alleviate any potential concerns around our bank credit facility.

“We have used the recent improvement in oil prices to add to our existing hedging positions in the second and third quarters of 2016.  Although we are not looking to hedge all of our production at current levels, we believe it is prudent to begin locking in some predictability to our cash flows. Our strategy to secure more predictable future cash flows has been consistent, and we will continue to look for opportunities to further extend these positions.

“We are off to a great start to this year, and we are excited about the opportunities that lie before us. Our employees are working hard to make Denbury the most efficient it can be, and we are energized by the innovative ideas our employees are generating. Our hedges are providing a significant buffer during this period of lower oil prices, and based on current prices and projections we expect to generate significant excess cash after capital expenditures and dividends in 2015.”

PRODUCTION

Denbury’s total production for the first quarter of 2015 averaged 74,356 barrels of oil equivalent per day (“BOE/d”), which included 41,827 Bbls/d from tertiary properties and 32,529 BOE/d from non-tertiary properties. Total production during the first quarter of 2015 increased slightly compared to the first quarter of 2014, in spite of a decrease in Denbury’s ownership interest in Delhi Field due to the November 1, 2014 contractual reversionary assignment of approximately 25% of Denbury’s interest to the seller of the field. First quarter of 2015 production was 95% oil, unchanged from oil production during the first and fourth quarters of 2014.

Tertiary oil production during the first quarter of 2015 was relatively unchanged on a sequential-quarter basis and up 5%, or 1,935 Bbls/d, from the first quarter of 2014. The tertiary production increase over first quarter of 2014 production levels was primarily due to production growth at Heidelberg, Oyster Bayou, Tinsley, and Bell Creek fields, partially offset by mature area production declines and the reversionary assignment of approximately 25% of Denbury’s interest in Delhi Field.

Non-tertiary oil equivalent production was down 1%, or 473 BOE/d, from the fourth quarter of 2014 levels and down 4%, or 1,297 BOE/d, from the prior-year first quarter levels. These decreases in non-tertiary oil-equivalent production were primarily due to declines at Denbury’s Mississippi non-tertiary fields and Cedar Creek Anticline. The year-over-year quarterly comparison was further impacted by natural gas production at Riley Ridge, which remained shut-in during the first quarter of 2015.

REVIEW OF FINANCIAL RESULTS

Oil and natural gas revenues, excluding the impact of derivative contracts, decreased 52% when comparing the first quarters of 2015 and 2014, as the 53% decline in realized commodity prices more than offset the slight increase in production. Denbury’s average realized oil price, excluding derivative settlements, was $46.02 per Bbl in the first quarter of 2015, compared to $70.80 per Bbl in the fourth quarter of 2014 and $97.69 per Bbl in the prior-year first quarter. Including derivative settlements, Denbury’s average realized oil price was $69.28 per Bbl in the first quarter of 2015, compared to $86.67 in the fourth quarter of 2014 and $93.46 per Bbl in the prior-year first quarter. The oil price realized relative to NYMEX oil prices (the Company’s NYMEX oil price differential) in the first quarter of 2015 was $2.81 per Bbl below NYMEX prices, compared to a differential of $2.24 per Bbl below NYMEX in the fourth quarter of 2014 and $0.91 per Bbl below NYMEX in the first quarter of 2014.

Lease operating expenses averaged $21.08 per BOE in the first quarter of 2015, a decrease of 7% from the $22.64 per-BOE average, excluding Delhi Field remediation costs, in the fourth quarter of

2014 and a decrease of 18% from the $25.68 per-BOE average in the first quarter of 2014. These year-over-year and sequential quarter decreases were primarily due to a general decrease in most categories of lease operating expenses, the most significant of which include (1) a decrease in well workover costs, (2) lower power cost and usage, (3) lower carbon dioxide (“CO2”) expense resulting from a decrease in Gulf Coast region CO2 injection volumes and a decrease in the cost of CO2 during both comparative periods, and (4) lower third-party contractor and vendor expenses such as contract labor and chemical costs. These reductions in lease operating expenses are a result of cost reduction efforts, as well as general market price decreases in many of these costs.

Taxes other than income, which includes ad valorem, production, and franchise taxes, decreased $6 million on a sequential-quarter basis and $19 million from the prior-year first quarter level. The levels of taxes other than income during most periods are generally aligned with fluctuations in oil and natural gas revenues.

General and administrative expenses were $46 million in the first quarter of 2015, increasing $3 million from the prior-year first quarter level, primarily due to higher employee-related costs and professional service fees during the first quarter of 2015.

Interest expense, before capitalized interest, was $49 million in the first quarter of 2015, compared to $55 million in the first quarter of 2014, due primarily to a reduction in the average interest rate to 5.1% from 5.8% between periods, offset in part by a $94 million increase in average debt outstanding. The decrease in the average interest rate was primarily due to the Company’s April 2014 refinancing of its $996 million in 8¼% Notes with $1.25 billion of 5½% Notes. Capitalized interest was $8 million in the first quarter of 2015, compared to $6 million in the prior-year first quarter, resulting in net interest expense of $40 million in the first quarter of 2015, compared to $49 million in the prior-year first quarter.

Denbury’s overall depletion, depreciation, and amortization (“DD&A”) rate was $22.41 per BOE in the first quarter of 2015, compared to $21.27 per BOE in the prior-year first quarter, the increase primarily driven by higher development costs. On a sequential-quarter basis, the DD&A rate decreased slightly from the fourth quarter of 2014 rate of $22.81 per BOE.

During the first quarter of 2015, Denbury recognized a full cost pool ceiling test write-down of $146 million as a result of the decrease in commodity prices during the fourth quarter of 2014 and continued decline in the first quarter of 2015. Although the Company’s oil and natural gas derivative contracts have an estimated fair value of $441 million as of March 31, 2015, the benefit is not included in the ceiling test, as Denbury does not designate these contracts as hedge instruments for accounting purposes. If oil prices remain at or near late-April 2015 levels for the remainder of 2015, the Company expects that it could record significantly larger full cost pool ceiling test write-downs in subsequent quarters, as the 12-month average price used in determining the full cost ceiling value will continue to decline during each rolling quarterly period in 2015.  The possibility and amount of any future write-down or impairment is difficult to predict and reasonably estimate, and will depend, in part, upon oil and natural gas prices and revisions to previous reserve estimates and future capital expenditures and operating costs.

Receipts on settlements of oil and natural gas derivative contracts were $148 million in the first quarter of 2015, compared to receipts of $104 million in the fourth quarter of 2014 and payments of $27 million in the prior-year first quarter. These settlements resulted in an increase in average net realized oil prices of $23.26 per Bbl in the first quarter of 2015, an increase of $15.87 per Bbl in the fourth quarter of 2014, and a decrease of $4.23 per Bbl in the first quarter of 2014. Changes in the fair values of the Company’s derivative contracts in the first quarter of 2015 resulted in a noncash pre-tax loss of $65 million driven by the expiration and settlement of contracts noted above, compared to a noncash pre-tax fair value gain of $451 million in the fourth quarter of 2014 and a noncash pre-tax fair value loss of $50 million in the prior-year first quarter.

Denbury’s effective tax rate for the first quarter of 2015 was 37.4% and the estimated statutory rate remained at 38%, both unchanged from the prior-year first quarter.

2015 PRODUCTION AND CAPITAL EXPENDITURE ESTIMATES

Denbury’s estimated 2015 production is unchanged from previously disclosed estimates shown in the following table.

Operating Area	2015 Estimated Production (BOE/d)
Tertiary	42,100 – 43,700
Cedar Creek Anticline	18,000 – 18,800
Gulf Coast Non-Tertiary	8,300 – 8,700
Other Rockies Non-Tertiary	4,100 – 4,300
Total Production	72,500 – 75,500

Denbury’s full-year 2015 capital expenditure budget remains unchanged from the previously disclosed amount of $550 million. The capital budget consists of $465 million of tertiary, non-tertiary, and CO2 supply and pipeline projects, plus approximately $85 million of estimated capitalized costs (including capitalized internal acquisition, exploration and development costs; capitalized interest; and pre-production startup costs associated with new tertiary floods). Of this combined capital expenditure amount, $111 million (approximately 20%) has been spent through the first quarter of 2015.

BANK CREDIT FACILITY

In connection with the recently completed borrowing base redetermination under Denbury’s Bank Credit Agreement, the Company elected to maintain the level of aggregate lender commitments at $1.6 billion; however, due to a reduction in oil prices used by the Company’s lenders in determining the borrowing base value of proved reserves attributable to oil and natural gas properties, the borrowing base was reduced from the previous level of $3.0 billion to $2.6 billion. Because the Company continues to maintain a significant cushion between the borrowing base and aggregate lender commitments, this borrowing base reduction has no impact on the Company’s liquidity. Redeterminations under the Company’s Bank Credit Agreement occur annually, making the next scheduled redetermination in May 2016.

In conjunction with the May 2015 redetermination, Denbury also entered into the First Amendment to the Bank Credit Agreement (the "First Amendment"). This First Amendment restructures certain financial covenants in 2016, 2017, and 2018 in order to provide more flexibility in managing the Company’s balance sheet and managing the credit extended by the lenders if oil prices remain low over the next several years. The covenant changes included in the First Amendment were as follows:

•
In 2016 and 2017, suspend the maximum permitted ratio of consolidated total net debt to consolidated EBITDAX covenant of 4.25 to 1.0 and replace it with a maximum permitted ratio of consolidated senior secured debt to consolidated EBITDAX covenant of 2.5 to 1.0 during the same time period. Currently, only debt under the Company’s Bank Credit Agreement would be considered consolidated senior secured debt for purposes of this ratio.

•
Beginning in the first quarter of 2018, reinstate the ratio of consolidated total net debt to consolidated EBITDAX covenant utilizing an annualized EBITDAX amount for the first quarter of 2018 and building to a trailing four quarters by the end of 2018, with the maximum permitted ratios being 6.0 to 1.0 for the first quarter ended March 31, 2018, 5.5 to 1.0 for the second quarter ended June 30, 2018, and 5.0 to 1.0 for the third and fourth quarters ended September 30 and December 31, 2018, and returning to 4.25 to 1.0 for the first quarter ended March 31, 2019.

•	In 2016 and 2017, institute a minimum permitted ratio of consolidated EBITDAX to consolidated interest charges of 2.25 to 1.0.

CONFERENCE CALL AND ANNUAL MEETING INFORMATION

Denbury management will host a conference call to review and discuss first quarter 2015 financial and operating results, as well as financial and operating guidance for the remainder of 2015, today, Wednesday, May 6, at 10:00 A.M. (Central). Individuals who would like to participate should dial 800.230.1096 or 612.332.0725 ten minutes before the scheduled start time. To access a live audio webcast of the conference call, please visit the investor relations section of the Company’s website at www.denbury.com. The audio webcast will be archived on the website for at least 30 days, and a telephonic replay will be accessible for one month after the call by dialing 800.475.6701 or 320.365.3844 and entering confirmation number 324017.

Denbury’s 2015 Annual Meeting of Stockholders will be held on Tuesday, May 19, 2015, at 3:00 P.M. (Central), at Denbury’s corporate offices located at 5320 Legacy Drive, Plano, Texas. The record date for determination of shareholders entitled to vote at the annual meeting was the close of business on Tuesday, March 24, 2015.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

# # #

This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including estimated 2015 production and capital expenditures, estimated cash generated from operations in 2015 and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Mark Allen, Senior Vice President and Chief Financial Officer, 972.673.2000
Ross Campbell, Manager of Investor Relations, 972.673.2825

FINANCIAL AND STATISTICAL DATA TABLES AND RECONCILIATION SCHEDULES

Following are unaudited financial highlights for the comparative three month periods ended March 31, 2015 and 2014. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

DENBURY RESOURCES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

The following information is based on GAAP reported earnings, with additional required disclosures included in the Company’s Form 10-Q:

	Three Months Ended
	March 31,
In thousands, except per share data	2015	2014
Revenues and other income
Oil sales	$292,270	$613,980
Natural gas sales	5,200	9,866
CO2 and helium sales and transportation fees	6,972	10,761
Interest income and other income	3,207	7,137
Total revenues and other income	307,649	641,744
Expenses
Lease operating expenses	141,084	170,379
Marketing and plant operating expenses	11,685	16,786
CO2 and helium discovery and operating expenses	947	5,205
Taxes other than income	26,679	45,945
General and administrative expenses	46,280	43,693
Interest, net of amounts capitalized of $8,409 and $5,756, respectively	40,099	48,834
Depletion, depreciation, and amortization	149,958	141,130
Commodity derivatives expense (income)	(83,076)	76,669
Write-down of oil and natural gas properties	146,200	—
Total expenses	479,856	548,641
Income (loss) before income taxes	(172,207)	93,103
Income tax provision (benefit)
Current income taxes	1,575	4,618
Deferred income taxes	(66,036)	30,175
Net income (loss)	$(107,746)	$58,310

Net income (loss) per common share
Basic	$(0.31)	$0.17
Diluted	$(0.31)	$0.17

Dividends declared per common share	$0.0625	$0.0625

Weighted average common shares outstanding
Basic	350,688	350,747
Diluted	350,688	352,925

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (loss) (GAAP measure) to adjusted net income (non-GAAP measure)(1):

	Three Months Ended
	March 31,		Dec. 31,
In thousands	2015	2014	2014
Net income (loss) (GAAP measure)	$(107,746)	$58,310	$363,633
Noncash fair value adjustments on commodity derivatives	65,389	49,500	(450,754)
Interest income and other income – noncash fair value adjustment – contingent liability	—	—	(1,250)
Lease operating expenses – Delhi Field remediation	—	—	2,772
Write-down of oil and natural gas properties	146,200	—	—
Other expenses – impairment of assets	—	—	12,816
Estimated income taxes on above adjustments to net income (loss)	(80,404)	(18,810)	165,838
Adjusted net income (non-GAAP measure)	$23,439	$89,000	$93,055

(1)	See “Non-GAAP Measures” at the end of this report.

Reconciliation of cash flows from operations (GAAP measure) to adjusted cash flows from operations (non-GAAP measure)(1):

	Three Months Ended
In thousands	March 31,		Dec. 31,
	2015	2014	2014
Net income (loss) (GAAP measure)	$(107,746)	$58,310	$363,633
Adjustments to reconcile to adjusted cash flows from operations
Depletion, depreciation, and amortization	149,958	141,130	157,118
Deferred income taxes	(66,036)	30,175	261,006
Stock-based compensation	7,849	8,346	4,409
Noncash fair value adjustments on commodity derivatives	65,389	49,500	(450,754)
Write-down of oil and natural gas properties	146,200	—	—
Other	(138)	1,223	14,391
Adjusted cash flows from operations (non-GAAP measure)	195,476	288,684	349,803
Net change in assets and liabilities relating to operations	(57,712)	(73,826)	(12,075)
Cash flows from operations (GAAP measure)	$137,764	$214,858	$337,728

(1)	See “Non-GAAP Measures” at the end of this report.

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of commodity derivatives income (expense) (GAAP measure) to noncash fair value adjustments on commodity derivatives (non-GAAP measure)(1):

	Three Months Ended
	March 31,		Dec. 31,
In thousands	2015	2014	2014
Receipt (payment) on settlements of commodity derivatives	$148,465	$(27,169)	$103,676
Noncash fair value adjustments on commodity derivatives (non-GAAP measure)	(65,389)	(49,500)	450,754
Commodity derivatives income (expense) (GAAP measure)	$83,076	$(76,669)	$554,430

(1)	See “Non-GAAP Measures” at the end of this report.

OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended
	March 31,
	2015	2014
Production (daily – net of royalties)
Oil (barrels)	70,564	69,834
Gas (mcf)	22,752	23,299
BOE (6:1)	74,356	73,718
Unit sales price (excluding derivative settlements)
Oil (per barrel)	$46.02	$97.69
Gas (per mcf)	2.54	4.71
BOE (6:1)	44.45	94.03
Unit sales price (including derivative settlements)
Oil (per barrel)	$69.28	$93.46
Gas (per mcf)	2.91	4.41
BOE (6:1)	66.64	89.93
NYMEX differentials
Gulf Coast region
Oil (per barrel)	$(0.29)	$3.05
Gas (per mcf)	(0.24)	0.31
Rocky Mountain region
Oil (per barrel)	$(7.75)	$(9.06)
Gas (per mcf)	(0.35)	(0.51)
Total company
Oil (per barrel)	$(2.81)	$(0.91)
Gas (per mcf)	(0.28)	(0.02)

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended
	March 31,
Average Daily Volumes (BOE/d) (6:1)	2015	2014
Tertiary oil production
Gulf Coast region
Mature properties
Brookhaven	1,612	1,877
Eucutta	1,905	2,181
Mallalieu	1,574	1,837
Other mature properties (1)	5,710	6,283
Total mature properties	10,801	12,178
Delhi	3,551	4,708
Hastings	4,694	4,618
Heidelberg	6,027	5,325
Oyster Bayou	5,861	4,055
Tinsley	8,928	8,430
Total Gulf Coast region	39,862	39,314
Rocky Mountain region
Bell Creek	1,965	578
Total Rocky Mountain region	1,965	578
Total tertiary oil production	41,827	39,892
Non-tertiary oil and gas production
Gulf Coast region
Mississippi	1,761	2,513
Texas	6,490	6,444
Other	1,006	1,031
Total Gulf Coast region	9,257	9,988
Rocky Mountain region
Cedar Creek Anticline	18,522	19,007
Other	4,750	4,831
Total Rocky Mountain region	23,272	23,838
Total non-tertiary production	32,529	33,826
Total production	74,356	73,718

(1)	Other mature properties include Cranfield, Little Creek, Lockhart Crossing, Martinville, McComb and Soso fields.

DENBURY RESOURCES INC.
PER-BOE DATA (UNAUDITED)

	Three Months Ended
	March 31,
	2015	2014
Oil and natural gas revenues	$44.45	$94.03
Receipt (payment) on settlements of commodity derivatives	22.19	(4.10)
Lease operating expenses	(21.08)	(25.68)
Production and ad valorem taxes	(3.42)	(6.39)
Marketing expenses, net of third-party purchases, and plant operating expenses	(1.47)	(1.84)
Production netback	40.67	56.02
CO2 and helium sales, net of operating and exploration expenses	0.90	0.84
General and administrative expenses	(6.92)	(6.59)
Interest expense, net	(5.99)	(7.36)
Other	0.55	0.60
Changes in assets and liabilities relating to operations	(8.62)	(11.13)
Cash flows from operations	20.59	32.38
DD&A	(22.41)	(21.27)
Write-down of oil and natural gas properties	(21.85)	—
Deferred income taxes	9.87	(4.55)
Noncash fair value adjustments on commodity derivatives	(9.78)	(7.46)
Other noncash items	7.48	9.69
Net income (loss)	$(16.10)	$8.79

CAPITAL EXPENDITURE SUMMARY (UNAUDITED)

	Three Months Ended
	March 31,
In thousands	2015	2014
Capital expenditures by project
Tertiary oil fields	$42,900	$123,901
Non-tertiary fields	30,984	54,851
Capitalized interest and internal costs (1)	25,580	24,219
Oil and natural gas capital expenditures	99,464	202,971
CO2 pipelines	779	3,244
CO2 sources (2)	9,852	13,262
CO2 capitalized interest and other	1,003	1,146
Capital expenditures, before acquisitions	111,098	220,623
Acquisitions of oil and natural gas properties	261	—
Capital expenditures, total	$111,359	$220,623

(1)	Includes capitalized internal acquisition, exploration and development costs; capitalized interest; and pre-production startup costs associated with new tertiary floods.

(2)	Includes capital expenditures related to the Riley Ridge gas processing facility.

DENBURY RESOURCES INC.
SELECTED BALANCE SHEET AND CASH FLOW DATA (UNAUDITED)

	March 31,	December 31,
In thousands	2015	2014
Cash and cash equivalents	$6,021	$23,153
Total assets	12,468,056	12,727,802

Borrowings under bank credit facility	$465,000	$395,000
Borrowings under senior subordinated notes (principal only)	2,852,734	2,852,735
Financing and capital leases	315,020	323,624
Total debt (principal only)	$3,632,754	$3,571,359

Total stockholders' equity	$5,583,481	$5,703,856

	Three Months Ended
	March 31,
In thousands	2015	2014
Cash provided by (used in)
Operating activities	$137,764	$214,858
Investing activities	(192,578)	(236,754)
Financing activities	37,682	17,601

Cash dividends paid	(22,068)	(21,727)

NON-GAAP MEASURES

Adjusted net income is a non-GAAP measure provided as a supplement to present an alternative net income measure which excludes expense and income items (and their related tax effects) not directly related to the Company’s ongoing operations. The excluded items for the periods presented are those which reflect the noncash fair value adjustments on the Company’s commodity derivative contracts, fair value adjustments regarding a contingent liability, adjustments to the Company's current estimate of known Delhi Field remediation expenses, write-down of oil and natural gas properties, and impairment of assets. Management believes that adjusted net income may be helpful to investors, and is widely used by the investment community, while also being used by management, in evaluating the comparability of the Company’s ongoing operational results and trends. Adjusted net income should not be considered in isolation or as a substitute for net income reported in accordance with GAAP, but rather to provide additional information useful in evaluating the Company’s operational trends and performance.

Adjusted cash flows from operations is a non-GAAP measure that represents cash flows provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flows from operations measures the cash flows earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Management believes that it is important to consider this additional measure, along with cash flows from operations, as it believes the non-GAAP measure can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.

Noncash fair value adjustments on commodity derivatives is a non-GAAP measure and is different from “Commodity derivatives expense (income)” in the Consolidated Statements of Operations in that the noncash fair value adjustments on commodity derivatives represents only the net change between periods of the fair market values of open commodity derivative positions, and excludes the impact of settlements on commodity derivatives during the period. Management believes that noncash fair value adjustments on commodity derivatives is a useful supplemental disclosure to “Commodity derivatives expense (income)” because the GAAP measure also includes settlements on commodity derivatives during the period; the non-GAAP measure is widely used within the industry and by securities analysts, banks and credit rating agencies in calculating EBITDA and in adjusting net income to present those measures on a comparative basis across companies, as well as to assess compliance with certain debt covenants.